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                                                              EXHIBIT 10.6

                            AGREEMENT BETWEEN

                W&S HOTEL L.L.C. & ARGOSY/KOAR GROUP, INC.

                                                               May 3, 1996

  This shall constitute a binding agreement (the "Agreement") between W&S Hotel L.L.C., a Delaware limited liability company (in which funds managed by affiliates of The Goldman Sachs Group L.P. and Starwood Capital Group L.P. are members) ("Westin"), and Argosy/KOAR Group, Inc., a Georgia corporation, with respect to the exclusive right of W&S Hotel L.L.C. or Westin Hotel Company ("Westin") and a public company to be formed by the principals of Argosy/KOAR, Inc. (which public company, for the purposes of this Agreement, shall be referred to herein as "AKGI") to co-develop Westin Vacation Clubs for the term of a definitive joint venture agreement to be negotiated by the parties immediately after the execution hereof (the "Joint Venture Agreement"). W&S Hotel L.L.C. or Westin may, at its option, designate another entity controlled by The Goldman Sachs Group L.P. and Starwood Capital Group L.P. or their affiliates or multiple investor funds managed by affiliates of The Goldman Sachs Group L.P. and Starwood Capital Group L.P. to make the investments and developments contemplated by this Agreement. This Agreement sets forth the substance of the Joint Venture Agreement as follows:

1. TRANSACTION.

  a. Board Representation. Westin will make one non-voting board seat available to AKGI, and the holder(s) thereof will be entitled to attend all Westin board meetings (as determined by the Westin board) and receive all non-confidential information and one set of directors' fees and other compensation given to board members. Any of Sam Kaneko, Jody Gessow and Steve Kenninger may interchangeably hold such board seat. AKGI will make one voting board seat available to Westin/Goldman/Starwood, and Westin shall receive, in respect of such voting board seat, director's fees and other compensation and reimbursement of expenses received by the other voting members of the AKGI board. The holder of such board seat shall be entitled to bring to all of the non-confidential portions of each AKGI board meeting (as determined by the AKGI board) such advisors as he deems appropriate. Westin's board member on the AKGI board will be Juergen Bartels, and in the event Mr. Bartels shall no longer serve on, or not be nominated to serve on, the AKGI Board of Directors, Westin shall have the right to designate a successor to Mr. Bartels, which successor shall be subject to the reasonable approval of the AKGI Board of Directors. AKGI agrees to use its maximum reasonable efforts to cause Mr. Bartels or such other person designated by Westin to be nominated and elected to the AKGI Board of Directors, including nominating such person in the management slate of nominees to the AKGI Board of Directors, and the management slate of nominees for any election shall not include more nominees to the AKGI Board of Directors than there are directors to be elected at such election. AKGI's board members will stand for election as provided for by the by-laws and applicable federal and state law. When Westin goes public, reciprocal provisions in favor of AKGI shall apply.

  b. Exclusive Westin Vacation Club Partners. Subject to the terms and conditions of the Joint Venture Agreement, AKGI and Westin (on a project by project basis) shall jointly acquire, develop and sell Westin Vacation Club projects in North America, Mexico and the Caribbean over a five-year period with the primary focus of (i) developing vacation ownerships villas surrounding existing Westin hotel resort properties and (ii) acquiring or developing hotels which can be operated under the Westin hotel brand while at the same time being converted to vacation ownership properties (such as an all suite hotel). Each Westin Vacation Club developed by the parties under the Joint Venture Agreement will be operated under the Westin name without the payment of a license, franchise, reservation or fee but subject to a 1.9% marketing and advertising fee on all revenue for transient hotel use (e.g., 1-800, telephone and personal calls, calls to the property, walk-ups, etc.), plus reimbursement to Westin and its affiliates and to unrelated third parties for all marketing and reservation related expenses without a markup or profit to Westin (e.g., reservation message unit charges, Westin Premier assessments and travel agent commissions), but no fee shall be paid on revenue generated through the marketing
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and sale of the properties for timeshares (e.g., mini-vac and timeshare in-
house and OPC marketing programs). Notwithstanding anything contained herein to the contrary, Westin may develop timeshare and other properties that are branded with any lower end "sub-brand" of Westin that does not constitute a Four Star or higher brand and that does not use an "A" list brand or a "B" list brand. In the event that Westin determines to develop such "sub-brand" of Westin, Westin shall promptly notify AKGI of such decision and will consult with AKGI with respect to the development of such "sub-brand."

2. AKGI GENERATED FOUR STAR ACQUISITION/DEVELOPMENT OPPORTUNITIES.

  Subject to the exceptions set forth below, AKGI will present to Westin for its consideration any Four Star (including Four Star "casino only" brands such as Harrahs, Mirage, Excalibur, etc.) or "B" list acquisition or development vacation ownership opportunity that AKGI has determined would be worth pursuing. Westin will have a reasonable amount of time to evaluate the opportunity and either commit to proceeding or pass on such opportunity (which it may do in its sole discretion). Notwithstanding the foregoing, AKGI shall not be required to present any opportunity relating to a casino in Las Vegas that will have a Four Star "casino only" brand. If Westin elects not to proceed with an opportunity, AKGI will be free to develop such properties as unbranded or branded with its own name, as Embassy Vacation Resort, as a "B" brand (e.g. Sheraton, Hilton, Wyndham, Renaissance, Doubletree, Crowne Plaza, all "casino only" brands, etc.) or a "C" brand hotel (e.g. Holiday Inn, Wyndham Court, and brands owned by HFS or Promus on the date of this Agreement (other than Harrahs)) but may not develop (i) any property having an "A" brand name (including any casino having an "A" list brand, wherever located) or (ii) any property having a "B" brand name (including any casino having a "B" list brand, wherever located) unless Westin "passes" on such property.

  a. Definition of Four Star Resort. A "Four Star" resort or brand shall include (i) any property which is generally recognized by the hotel rating industry as a Four Star or higher property (e.g., properties that are flagged by brands such as Disney, Marriott, Omni, Hyatt, Ritz Carlton, Four Seasons/Regent, Fairmont, Intercontinental, Nikko, Loews and Meridian and Four Star "casino only" brands (" "A' brands")) but specifically excluding lower end "sub-brands" of such flags (e.g., Marriott Courtyard, etc.), which AKGI shall have the right to use on three star or lower properties, and (ii) any property which Westin is willing to flag as a "Westin".

  b. Exceptions. Notwithstanding the foregoing, AKGI will be free to pursue
(a) Four Star properties currently flagged by Embassy (e.g., Kaanapali), (b) Lake Tahoe (to be flagged by Embassy) and Grand Beach, (c) any other future Four Star opportunity with Embassy if the AKGI board believes in its best judgment that the opportunity would not otherwise be available to AKGI if the product is not branded as an Embassy Vacation Resort and/or combination Embassy hotel and resort (e.g., in the event that the property is brought to AKGI by an Embassy related party (e.g., FELCOR) or through Promus with another developer).

  c. Carve-out for Westin opportunities. AKGI will use reasonable efforts to negotiate management and other agreements without restrictions on the right of the parties to develop Westin Vacation Clubs under this Agreement or under the Joint Venture Agreement.

3. WESTIN GENERATED WESTIN VACATION CLUB OPPORTUNITIES.

  Westin will present to AKGI for its consideration any and all Westin Vacation Club opportunities (other than opportunities relating to a "sub-brand" of Westin that Westin has notified AKGI of in accordance with this Agreement) that Westin has determined would be worth pursuing. AKGI will have a reasonable amount of time to evaluate the opportunity and either commit to proceeding or pass on such opportunity (which it may do in its sole discretion). If AKGI elects not to proceed with an opportunity, Westin will be free to develop such properties as a Westin Vacation Club Resort without participation by AKGI. The prohibitions contained herein shall apply only during the term of the Joint Venture Agreement. Westin will use reasonable efforts to negotiate management and other agreements without restrictions on the right of the parties to develop Westin Vacation Clubs under this Agreement or under the Joint Venture Agreement.

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4. AKGI RIGHT TO DEVELOP OR ACQUIRE NON-FOUR STAR RESORTS AND ALL HOTELS.

  Notwithstanding anything to the contrary set forth in this Agreement, AKGI shall have (i) the absolute right to develop or acquire any below-Four Star timeshare resort as branded or non-branded timeshare resorts so long as such timeshare resort does not have an "A" brand name or, unless Westin has passed on such timeshare resort, a "B" brand name and (ii) the absolute right to acquire any non-vacation ownership hotel or other property (whether Four Star or not).

5. TERMINATION OF AGREEMENT.

  Either party shall have the right to terminate the Joint Venture Agreement after 3 months notice to the other party and such party's failure to cure within such 3 month period (or, if such breach or default is capable of being cured, such party's commencement to cure within such 3 month period and continuing diligence to cure thereafter until cured) for the following:

    a. Material Adverse Change. A material adverse change occurs in the financial condition of either AKGI or Westin's business (e.g., which would threaten the long term financial viability of such entity) as determined by arbitration.

    b. Performance Clause.

    (i) Either party may terminate the Joint Venture Agreement if the terminating party presented 3 consecutive proposed Westin opportunities or 5 such opportunities in three years which were "passed" (as defined below) by the other party.

    (ii) The parties have not acquired, commenced construction on, or entered into a binding contract to acquire, operate, market or commence construction on at least five Westin Vacation Clubs (whether originated by AKGI or Westin) within three years after the date of this Agreement.

    A party shall be deemed to have "passed" on a proposed Westin Opportunity if the terms and conditions thereof were set forth in writing (and accompanied by information which would be considered sufficient for the purpose of submitting the same to W&S Hotel L.L.C.'s Board of Directors) and the other party failed to indicate its election to go forward with the transaction within 15 days thereafter; provided, however, a party shall not be deemed to have "passed" on a deal if it notifies the other party within such time that it was not electing to go forward due to (i) a radius clause prohibiting such party's involvement in such deal that was set forth in a management or other agreement executed prior to the date of this Agreement,
  (ii) force majeure, and (iii) such potential Westin Opportunity being located outside of the continental United States. In addition, Westin shall not be deemed to have "passed" on a deal if Westin determines that such Westin Opportunity is of a standard that is less than a Four Star standard, but, as contemplated by Section 2, AKGI may develop any such property as long as such property is unbranded or branded with its own name, as an Embassy Vacation Resort or with a "B" or "C" brand name. If Westin, notwithstanding its reasonable efforts, enters into a new agreement after the date hereof which does contain a radius restriction, and AKGI presents a potential Westin Opportunity in an area encumbered by such radius restriction, the first such potential Westin Opportunity in such area shall constitute a "pass" made by Westin while any further opportunities within the applicable radius restriction shall not. If AKGI, notwithstanding its reasonable efforts, enters into a new agreement after the date hereof which contains a radius restriction and Westin presents a potential Westin Opportunity in an area encumbered by such radius restriction, the first such potential Westin Opportunity in such area shall constitute a "pass" made by AKGI while any further opportunities within the applicable radius restriction shall not.

    c. Key Man Clause. Westin shall have the right to terminate the Joint Venture Agreement if, after the 6 month period referred to below, all three of Sam Kaneko, Jody Gessow and Steve Kenninger are no longer associated with AKGI. AKGI shall have the right to terminate the Joint Venture Agreement if all three of Juergen Bartels, Fred Kleissner and Richard Mahoney are no longer associated with Westin. Either party shall have the right to "substitute" senior executives for the named individuals within six months after their termination of employment unless the substitute is reasonably unacceptable to the other party (e.g., if the substitute executive is "anti timeshare").

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    d. Merger or other Major Transaction. In the event of a merger between
  AKGI or Westin, on the one hand, and any third party, on the other hand, or any acquisition by a third party of greater than 50% of the shares of either AKGI or Westin, whichever of AKGI or Westin is a party to such transaction may terminate this Agreement or the Joint Venture Agreement upon written notice delivered within sixty (60) days of consummation of such transaction. In the event of the execution of a letter of intent or definitive agreement relating to a merger between AKGI with, or the acquisition (other than in connection with a public offering) of more than 50% of the outstanding shares of AKGI by, a company which owns a Four Star hotel brand which does not agree to cease management, franchising, acquisition and development of incremental hotels, Westin may, at its option upon written notice delivered within sixty (60) days after the execution of such letter of intent or definitive agreement, terminate this Agreement or the Joint Venture Agreement, in which event (i) Westin will become the sole general partner of all partnerships through which Westin Opportunities that are located on or adjacent to Westin hotels are pursued and (ii) AKGI will become the sole general partner of all partnerships through which Westin Opportunities that are not located on or adjacent to Westin hotels are pursued. In the event of the execution of a letter of intent or definitive agreement relating to a merger between Westin with, or the acquisition (other than in connection with a public offering) of more than 50% of the outstanding shares of Westin by, a company which is in the timeshare business and which does not agree to cease management, sales, acquisition and development of incremental timeshare properties outside of the Joint Venture Agreement, AKGI may, at its option upon written notice delivered within sixty (60) days after the execution of such letter of intent or definitive agreement, terminate this Agreement or the Joint Venture Agreement, in which event (i) Westin will become the sole general partner of all partnerships through which Westin Opportunities that are located on or adjacent to Westin hotels are pursued and (ii) AKGI will become the sole general partner of all partnerships through which Westin Opportunities that are not located on or adjacent to Westin hotels are pursued.

6. AKGI'S OBLIGATION TO MARKET WESTIN HOTELS.

  If so directed by Westin, AKGI will use its reasonable efforts (at no cost to AKGI) to promote Westin Hotels on a non-exclusive basis (e.g., AKGI may promote Embassy Suites hotels as well) at its non-branded properties so long as owners of intervals derive benefits in connection therewith (e.g., a discount or Westin gold card for AKGI owners that entitled them to discounts).

7. WESTIN'S MARKETING OBLIGATIONS TO AKGI IN CONNECTION WITH WESTIN VACATION CLUBS.

  The detailed terms and conditions of the marketing assistance and support which Westin will provide to AKGI in connection with the lead generation to and the marketing and sale of Westin Vacation Club resorts (both with respect to transient room sales and interval sales) will be set forth in the Joint Venture Agreement but will include the requirement that Westin actively promote the Westin Vacation Club concept, utilize customer base to promote and sell the Westin Vacation Club concept at its hotels and other marketing programs, provide AKGI with access to guest lists, and, if permitted by the owner of the relevant property, arrange for on-site desks and in-house marketing programs at no profit to Westin. Both parties agree, subject to applicable federal securities laws and such other exceptions as may be agreed to by the parties, to keep all information provided to the other under this Agreement or the Joint Venture Agreement confidential. Westin agrees to use its reasonable best efforts to obtain the permission of owners of hotels to have on-site desks and in-house marketing programs available, and any amounts expended by Westin in obtaining such permission should be borne 50/50 by Westin and AKGI.

8. PROPERTY SPECIFIC PARTNERSHIPS.

  The parties will form a separate partnership, limited liability company or similar entity for each development or acquisition opportunity proposed by either Westin or AKGI to be a Westin Vacation Club (each, a "Westin Opportunity") that the parties agree to jointly pursue as such under this Agreement or the Joint Venture Agreement. In connection therewith, the parties agree as follows:

    a. Joint General Partners. Westin and AKGI shall be co-general partners or managers of any partnership, limited liability company or similar entity formed to pursue a Westin Opportunity. The terms

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  and conditions of each general partner or manager duties and responsibilities will be set forth in a proforma draft partnership or limited liability company or similar agreement attached to the Joint Venture Agreement.

    b. 50/50. Each party shall contribute 50% of all equity needed to develop each Westin Opportunity (which may be contributed from each such party's own funds or funds raised from third parties who, at the election of the party raising the capital, may or may not be constituent partners in each deal but in any event any such partner will not have any voting or foreclosure rights).

    c. Joint Effort to Arrange Necessary Debt. For any Westin Opportunity, AKGI and Westin agree to use commercially reasonable efforts to work together to cause a third party to provide any necessary or desirable financing for the proposed project on the best possible terms.

    d. Miscellaneous. The agreements for each such partnership or limited liability company will provide that (i) until such time as either of the parties (with or without constituent partners) own less that 45% (and the other party owns the balance of the equity in a particular partnership, each decision of the Partnership must be by mutual consent (and, after such time, the party with the controlling interest in the partnership will have the right to make all such decisions), (ii) in the event one partner fails to fund its prorata share of a duly approved capital call, the other partner may fund the amount of such shortfall by means of a non-subordinated loan that will accrue interest at a rate of 15% per annum that must be repaid before any equity distributions may be made to any of the partners; and (iii) neither of the partners may transfer any of its equity interests (other than to an affiliate) for an agreed upon period of time and that both parties will agree upon tag-along and rights of first refusal after any such period.

9. VACATION RESORT DEALS TO BE DONE OUTSIDE AKGI OR WESTIN.

  In the event that the public company which is formed by the principals of AKGI is unable to invest in a particular Westin Opportunity (e.g., in the event doing so would adversely affect the financial performance or the market value or the feasibility of a project within the public company), the principals or their designees may (if they are permitted to do so under the terms and conditions provided by the AKGI board) create an entity to act as the general partner in the joint venture formed for that particular transaction. In the event that Westin becomes a public company and it is unable to invest in a particular Westin Opportunity (e.g., in the event doing so would adversely affect the financial performance or the market value or the feasibility of a project within the public company), W&S Hotel L.L.C. or its members, or any designee of any of them, may create an entity to act as the general partner in the joint venture formed for that particular transaction.

10. MANAGEMENT OF WESTIN VACATION CLUBS.

  a. During Sell Out. Westin will have the right to manage Westin Vacation Club resorts during sell out unless otherwise mutually agreed by the parties (e.g., AKGI's board demonstrates to the reasonable satisfaction of Westin that not allowing another party to manage the project during sell out (in lieu of Westin management itself) would be adverse to the project (e.g., Aston Resorts in Hawaii with respect to a property where that relationship is most advantageous for marketing purposes)). In any project which is managed by Westin, Westin will be paid a market management fee and the parties will share all amounts in excess of the party's reasonable costs in connection therewith.

  b. After Sell Out. After the intervals have all been sold in a Westin Vacation Club, AKGI shall use its reasonable best efforts to cause Westin to be appointed as manager of the Resort, so long as it can do so on a cost effective basis. In such event, Westin and AKGI would share on a 50/50 basis the management fee "profit" from any Westin Vacation Club project.

11. MANAGEMENT OF NON-WESTIN VACATION RESORTS.

  The management of AKGI non-Westin vacation resorts will be outside the scope of the Joint Venture Agreement. AKGI shall have the right to engage any manager to manage its non-Westin vacation resorts.


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12. AGREEMENT TO ACT IN GOOD FAITH.

  The parties acknowledge and agree that each will act in good faith and use its reasonable efforts to amicably negotiate to each party's mutual satisfaction the definitive joint venture agreement and resolve any ambiguities, disputes or issues which arise in connection therewith.

13. EFFECTIVE DATE OF AGREEMENT.

  The effective date of the Joint Venture Agreement shall be the date of this Agreement (i.e., the parties shall immediately begin to discuss possible Westin Opportunities).

Argosy/KOAR Group, Inc.,

a Georgia corporation

By: /s/ Steven C. Kenninger
    _____________________________

  Its Executive Vice President

W&S Hotel L.L.C.

By: /s/ Stuart Rothenberg
   _____________________________

  Its

By:_____________________________

  Its


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